EXHIBIT 99.1
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             Fedders Corporation Press Release dated March 8, 2004

              FEDDERS CORPORATION ANNOUNCES SUCCESSFUL COMPLETION
                 OF FEDDERS NORTH AMERICA, INC.'S REFINANCING

         LIBERTY CORNER, New Jersey, U.S.A. - March 8, 2004 - Fedders Corporation (NYSE: FJC), a leading global manufacturer of air treatment products and the parent company of Fedders North America, Inc. ("FNA"), announced today the completion of FNA's refinancing. In the refinancing, FNA issued $155 million of 9 7/8% Senior Notes Due 2014 and repurchased approximately $128.2 million, or approximately 85.4%, of the $150 million outstanding principal amount of its 9 3/8% Senior Subordinated Notes due 2007. The Company expects to redeem the balance of these notes on April 6, 2004, which is the first date on which they may be redeemed.

         In connection with the refinancing, Fedders is reorganizing its corporate structure such that those subsidiaries engaged principally in domestic operations will become direct or indirect subsidiaries of FNA, and those subsidiaries engaged principally in international operations will become direct or indirect subsidiaries of Fedders International, Inc. Sal Giordano, Jr., Chairman and Chief Executive Officer, stated, that "This refinancing and reorganization, together with the proceeds of our recent preferred stock offering, put Fedders in a powerful position to expand its global business."

         The senior notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

         This news release may include forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders Corporation's SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligation to update any forward-looking statements to incorporate developments occurring after release of announcement.